Exhibit 10.32

NOTE AGREEMENT

$107,000	January 15, 2020

FOR VALUE RECEIVED, the undersigned, EDISON NATION, INC., a Nevada corporation (“Maker” or “Company”), hereby promises to pay to the order of  Paul J. Solit & Julie B. Solit, (“Lender” or “Payee”), at Payee’s Address, the principal amount of $107,000, together with interest on the unpaid principal balance, payable in accordance with the terms and condition of this Note Agreement (“Note”) entered into by and between the Company and Lender.

The terms and conditions of this Note are set forth below in Sections A and B.

A.	Terms of Loan.
1.	Loan amount: $107,000
2.	OID: $7,000
3.	Incentive Shares: 13,000 shares of restricted common shares of stock of Edison Nation pursuant to SEC Rule 144.
4.	Term: 6 months
5.	Closing date of Loan: January 15, 2020
6.	Interest: Interest shall accrue beginning on the date hereof on the outstanding principal amount of this Note at a fixed rate equal to 5.0% per annum calculated on the basis of a 360-day year, as simple interest.
7.	Payment of Principal and Interest: The outstanding principal amount all accrued unpaid interest thereon and any other amounts owed under each Note, shall be due and payable on the Maturity Date.
8.	Prepayments or Redemptions: The Maker, at its sole discretion, reserves the right to prepay, prior to the Maturity Date, all or any part of the principal of the Notes without penalty.
9.	Maturity Date means July 15, 2020
10.	Manner of Payment upon Maturity: On the Maturity Date, payment of principal and accrued and unpaid interest on this Note will be made by delivery of a check to Payee at Payee’s address set out in the Note Agreement or by wire transfer pursuant to instructions from Payee. If the date upon which the payment of principal and interest is required to be made pursuant to this Note occurs other than on a Business Day, then such payment of principal and interest shall be made on the next occurring Business Day following said payment date and shall include interest through the next occurring Business Day.
11.	Default:
a.	Any one or more of the following events: (a) failure to pay any principal amount or interest when due; (b) Maker (i) files any petition seeking a discharge, rearrangement, or reorganization of its debts pursuant to the bankruptcy laws or any other debtor relief laws of the United States or any state or any other competent jurisdiction, (ii) makes a general assignment for the benefit of its creditors, or (iii) admits in writing its inability to pay its debts as they mature; or (c) a petition is filed against Maker seeking to rearrange, reorganize, or extinguish its debts under the provisions of any bankruptcy or other debtor relief law of the United States or any state or other competent jurisdiction, and such petition is not dismissed within 45 days, or (d) a court of competent jurisdiction enters an order, judgment, or decree appointing a receiver or trustee for it or for all or any part of its property.
b.	If a Default occurs, and Maker does not cure such Default within thirty (30) days of receiving notice of the Default from Payee, Payee may, at its option, declare the principal of and the accrued and unpaid interest on, this Note due and payable by written notice to Maker. Notwithstanding the immediately preceding sentence, if a Default is in respect of a bankruptcy or insolvency proceeding the principal of this Note, and all accrued and unpaid interest, shall automatically become immediately due and payable. In addition, Payee may institute judicial proceedings for the collection of the amounts due and may prosecute such proceeding to judgment or final decree, and may enforce the same against Maker and collect the amount due (together with reasonable costs of collection, including reasonable attorney’s fees and expenses) adjudged or decreed to be payable in the manner provided by law out of the property of Maker. Payee may also exercise the rights of a secured party under the Uniform Commercial Code then in effect in Nevada and under the terms of the other transaction documents, and may exercise any and all other rights Payee may have at law or in equity.

c.	Default rate of interest: 10% per annum.

B.	Other terms and conditions of this Note:
1.	Maximum Rate: Regardless of any provision in this Note or the Note Agreement it is the intention of Maker and Payee that Payee not (a) contract for, charge, take, reserve, receive or apply, as interest on all or any part of the principal amount of this Note any amount in excess of the Maximum Rate or the Maximum Amount or (b) receive any unearned interest in violation of any applicable law. If any acceleration of the maturity of this Note produces a rate in excess of the Maximum Rate or if the Payee shall for any reason receive any such unearned interest or if any transaction contemplated hereby would otherwise be usurious under applicable law, then (i) the aggregate of all interest under applicable usury laws that is contracted for, charged, taken, reserved, received or applied under this Note, or otherwise, shall under no circumstances exceed the Maximum Amount, (ii) neither Maker nor any other Person shall be obligated to pay the amount of such interest to the extent that it is in excess of the Maximum Amount, (iii) any excess or unearned interest shall be deemed to be and shall be treated as a partial prepayment or repayment of principal and any remaining excess or unearned interest will be refunded to Maker, and (iv) the provisions of this Note immediately shall be deemed reformed, without the necessity of the execution of any new document or instrument, so as to comply with all applicable usury laws.
2.	Successors and Assigns: All covenants and agreements in this Note by or on behalf of Maker and the Payee shall bind and inure to the benefit of the Maker’s and Payee’s respective successors and assigns.
3.	Notices: All notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be deemed delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service, by e-mail or by facsimile) to the address, e-mail address or facsimile telephone number set forth beneath the name of such party on its signature page to this Agreement (or to such other address, e-mail address or facsimile telephone number as such party will have specified in a written notice given to the other parties hereto).
4.	Severability Clause: In case any provision in this Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions in such jurisdiction shall not in any way be affected or impaired thereby; provided that such construction does not destroy the essence of the bargain provided for under this Note or the Note Agreement.
5.	Governing Law: This Note shall be governed by and construed in accordance with the internal laws of the State of Nevada (without regard to principles of choice of law).
6.	Waivers: Maker and all sureties, endorsers and guarantors of this Note waive and right to notice of default or demand, presentment for payment, notice of non-payment, protest, notice of protest, notice of intent to accelerate, notice of acceleration, and any other notice not specifically required under this note. Failure to exercise any remedy under this Note does not constitute a waiver of such remedy.
7.	Dispute Resolution: All claims, disputes, and controversies arising out of or in relation to the performance, interpretation, application, or enforcement of this Agreement, including but not limited to breach thereof, shall be referred to mediation before, and as a condition precedent to the initiation of any adjudicative action or proceeding, including arbitration. In the event the parties are unable to settle any dispute through mediation within thirty (30) days of one party notifying the other party of the dispute, such dispute shall be settled by arbitration before the American Arbitration Association under its then applicable rules. The arbitration proceeding will take place in Phillipsburg, New Jersey and such proceeding shall be before a single arbitrator who is mutually agreeable to the Maker and the Payee. If the Maker and the Payee are unable to agree on an arbitrator within thirty (30) days after either party first proposes an arbitrator to conduct the proceeding, then each party shall select an arbitrator and the two arbitrators shall select a third arbitrator, which third arbitrator shall conduct the proceeding. The decision of the arbitrator shall be final and binding upon the parties. The arbitrator shall render his award not later than thirty (30) days after the conclusion of the hearing. The decision and award shall be in writing, and counterpart copies shall be delivered to each of the parties. In rendering an award, the arbitrator shall have no power to modify any of the provisions of this Agreement, and the jurisdiction of the arbitrator is expressly limited accordingly. Judgment may be entered on the award of the arbitrator and may be enforced in any competent court having jurisdiction.

8.	Transaction Documents: The parties agree to execute other agreements or documents to effectuate the terms and conditions of this Note.

THIS NOTE AND OTHER RELATED DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN MAKER AND PAYEE AND MAY NOT BE CONSTRUED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[SIGNATURE PAGE FOLLOWS]

BY SIGNING BELOW, THE PARTIES AGREE TO THE TERMS AND CONDITIOS OF THIS NOTE.

MAKER – THE COMPANY

EDISON NATION, INC.

/s/ Chris Ferguson
By:	Chris Ferguson, CEO
Address:
909 New Brunswick Ave
Phillipsburg, NJ 08865
E-Mail:
cferguson@edisonnation.com

LENDER – PAYEE

/s/ Paul J. Solit
Paul J. Solit & Julie B. Solit

Address:
c/o Potomac Capital
299 Park Avenue –21st Fl
New York, NY 10171

E-Mail:
solit@potomaccap.com

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